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                                  EXHIBIT 3.3

                          PROPOSED RESOLUTIONS OF THE
                             BOARD OF DIRECTORS OF
                                 CIVIC BANCORP



     WHEREAS, it is in the best interests of the Company and its shareholders to require that any nomination of a candidate for the board of directors be made in advance of a shareholders' meeting at which directors are to be elected, and such a requirement can be adopted by an amendment to the Company's Bylaws:

     NOW THEREFORE, BE IT RESOLVED that the Company's Bylaws are hereby amended to add a new Section 3.19 to read as follows:

          "SECTION 3.19.  NOMINATIONS FOR ELECTION OF DIRECTORS.  Nominations
                          -------------------------------------
     for election of members of the Board of Directors may be made by the Board of Directors (or the nominating committee of the Board of Directors) or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of Directors. Notice of Intention to make any nominations (other than by the Board of Directors or its nominating committee) must be made in writing and be delivered or mailed to the President of the corporation by the later of the close of business:
     (i) 90 days prior to any meeting of shareholders at which Directors will be elected or (ii) in case of an annual meeting of shareholders, not later than 90 days before the anniversary of the previous year's annual meeting. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee;
     (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address (or business address, if the notifying shareholder is not a natural person) of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the numbers of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee and by the notifying shareholder and the identities and locations of any such institutions; (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt; and (h) a statement regarding the nominee's compliance with Article Three,
     Section 3.20 of these Bylaws. The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to such nomination from each proposed nominee. Nominations not made in accordance with these procedures shall be disregarded by the Chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a Director between the


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     last day for giving notice in accordance with this paragraph and the date of election of Directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee. A copy of Article Three, Section 3.19 of these Bylaws will be provided to any shareholder upon receipt of a written request therefore, addressed to the President of the corporation."

     RESOLVED FURTHER, that the officers of this Company be, and they hereby are, authorized and directed to take such other actions as are necessary and appropriate to carry out the purpose and intent of these resolutions.

                                       2
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                          PROPOSED RESOLUTIONS OF THE
                             BOARD OF DIRECTORS OF
                                 CIVIC BANCORP



     WHEREAS, it is in the best interest of the Company and its shareholders to set forth appropriate standards for service as a member of the Board of Directors of this Company, including lack of actual or potential conflicts of interest and a significant investment in the common stock of the Company; and

     WHEREAS, appropriate qualifications may be adopted by the addition of a new section to the Company's Bylaws;

     NOW THEREFORE, BE IT RESOLVED that the Company's Bylaws are hereby amended to add a new Section 3.20 to read as follows:

          "SECTION 3.20.  QUALIFICATIONS OF DIRECTORS.  No person shall be a
                          ---------------------------
     member of the Board of Directors (a) who is a director, officer, employee, agent, nominee, attorney or other representative for any other financial institution, lender or bank holding company, or affiliate or subsidiary thereof, engaged in business or that proposes to engage in business, directly or through any parent company, subsidiary or affiliate, in California or Nevada, or (b) who has, or has been or is the nominee of anyone who has, any contract, arrangement or understanding with any other financial institution, lender or bank holding company, or affiliate or subsidiary thereof, engaged in business or that proposes to engage in business, directly or through any parent company, subsidiary or affiliate, in California or Nevada, or with any officer, director, employee, agent, nominee, attorney or other representative thereof, pursuant to which he or she will disclose or in any way utilize information obtained as a director for purposes other than for the benefit of this corporation or that he or she will, directly or indirectly, attempt to effect or encourage any action of this corporation for the benefit of any person or entity other than this corporation, or (c) who has not owned at least $1,000 fair market value of the corporation's Common Stock for at least 90 days prior to the date of his or her election as a director.

          Subparagraph (c) shall not apply to an individual hired by the corporation's Board of Directors to be President and Chief Executive Officer of this corporation until such time as that individual has been employed by the corporation for a period of two years.

          The Board of Directors of this corporation or a committee thereof, shall make the determination whether any person who seeks to become a director complies with the provisions of this Section 3.20."


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     RESOLVED FURTHER, that the requirements set forth in proposed Section
3.20 of the Bylaws (a) are reasonable as they will assist in the prevention of any potential conflicts of interest between the interests of a director of this Company and the Company;

     RESOLVED FURTHER, that the requirements set forth in proposed Section
3.20 of the Bylaws are reasonable as they prevent an individual who would otherwise have conflicts of interest with the interests of the Company from using a nominee to evade the provisions of proposed Section 3.20 of the Bylaws or to use confidential information which may be discussed at meetings of the Company's Board of Directors for a committee thereof for their own purposes; and

     RESOLVED FURTHER, the requirements set forth in proposed Section 3.20 of the Bylaws are reasonable as they establish a minimum ownership of the Company's Common Stock and duration of ownership in order to insure that a member of the Company's Board of Directors has minimum sufficient ownership that their interests are common to those of the shareholders of the Company and that they will properly exercise their fiduciary duties as a director of the Company; and

     RESOLVED FURTHER, that officers of this Company be, and they hereby are, authorized and directed to take such actions as are necessary and appropriate to carry out the purpose and intent of these resolutions.